Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	December 1, 2002 - December 31, 2002
Payment Date	01/27/03

Aggregate Amount Collected for the Collection Period
Interest		$3,389,531.08
Principal Collections		$37,829,273.91
Substition Amounts		$—
Application of Collected Amounts
Applied in the following order of priority:
(i) Enhancer Premium		$126,666.67
(ii) Noteholder’s Interest		$1,511,555.56
(iii) Principal Collections to Funding Account		$—
(iv) Excess Spread (during Revolving)		$1,744,723.03
(v) Excess Spread (during AP)		$—
(vi) Additional Balance Increase from Excess Spread (during MAP)		$—
(vii) Noteholder’s Principal Distribution		$—
(viii) Enhancer for Prior Draws		$—
(ix) Liquidation Loss Amount		$—
(x) Enhancer		$—
(xi) Interest Shortfalls		$—
(xii) Indenture Trustee		$—
(xiii) Certificates		$—
Balances
Beginning Note Balance		$950,000,000.00
Ending Note Balance		$950,000,000.00
	Change	$—
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$950,000,000.00
Ending Pool Balance		$960,397,386.63
	Change	$(10,397,386.63)
Beginning Principal Balance		$955,299,851.07
Ending Principal Balance		$960,397,386.63
	Change	$(5,097,535.56)
Additional Draws		$42,942,821.85
Beginning Additional Balance		$1,856,137.66
Additional Balance Increase (Draws less Payments less Funding)		$3,352,812.53
Ending Additional Balance Increase Amount		$5,208,950.19

Delinquencies	#			$
Two statement cycle dates:		—			$—
Three statement cycle dates:		—			$—
Four statement cycle dates:		—			$—
Five statement cycle dates:		—			$—
Six statement cycle dates:		—			$—
Seven + statement cycle dates:		—			$—
Foreclosures		—			$—
REO		—			$—
Liquidation Loss Amount			3		$16,012.38
Other Information
Net WAC Rate for Collection Period					3.597%
Mortgage Loans Repurchased ( # / $ )			0		$—
Beginning Pre-funding Account Balance					$—
Beginning Funding Account Balance					$—
Beginning Captialized Interest Account Balance					$319,231.45
Ending Pre-funding Account Balance					$—
Ending Capitalized Interest Account Balance					$—
Ending Funding Account Balance					$—
Overcollateralization Amount (Beginning)					$—
Overcollateralization Target					$14,250,000.00
Overcollateralization Amount (Ending)					$10,397,386.63
Additional Balance Increase (Certificate)					$5,208,950.19

Wachovia Bank, National Association
as Servicer

By:
Name:	April Hughey
Title:	Vice President